Exhibit 99.1

Investor Contact:

Todd Friedman or Stacie Bosinoff

The Blueshirt Group for CallWave, Inc.

415-217-7722

todd@blueshirtgroup.com, stacie@blueshirtgroup.com

CallWave Appoints Kelly Delany as Vice President, Corporate Communications

SANTA BARBARA, Calif. – August 31, 2006 — CallWave, Inc. (NASDAQ: CALL), a leading provider of On Demand communications solutions to service providers and consumers, today announced that Kelly Delany has been appointed Vice President, Corporate Communications.

“We are very pleased to add Kelly to the CallWave team,” said David Hofstatter, Chief Executive Officer for CallWave. “She brings an extensive background in consumer and technology sales and marketing management. She also has valuable experience in marketing both established and development stage products which will be valuable assets to CallWave as we execute on the next phase of our growth strategy.”

Most recently, Ms. Delany served as Vice President Marketing at Sound ID, a privately held company, where she was responsible for the development and management of the company’s brand assets and establishing Sound ID’s leadership position with customers, prospects, and partners worldwide. Prior to joining Sound ID, Ms. Delany was with Somera Communications, a global provider of telecommunications products and services, where she oversaw the definition and execution of the company’s global marketing and investor relations strategy. Ms. Delany also served in senior marketing capacities at Oracle Corporation, AnswerThink and Ogilvy & Mather. Ms. Delany holds a Bachelor of Arts degree from UCLA.

Ms. Delany replaces Adrian van Haaften, Chief Marketing Officer, who has left the company to pursue other interests.

About CallWave

CallWave (Nasdaq:CALL) is an On Demand communications services company, helping service providers reduce customer churn and drive revenues by enabling new landline, Internet and mobile convergence applications. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.